Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

ON ASSIGNMENT,  INC.,
a Delaware Corporation

(Incorporated on 5-26-92 under the name of Professionals on Assignment, Inc.)

The undersigned, H. Tom Buelter and Joshua L. Green hereby certify that:

ONE:       They are the duly elected and acting President and Secretary, respectively, of said corporation.

TWO:     The Certificate of Incorporation of said corporation shall be restated to read in full as follows:

ARTICLE I

The name of this corporation is On Assignment, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, State of Delaware 19901.  The name of the corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A)            Classes of Stock This corporation is authorized to issue two classes of stock to be designated, respectively, as “Common stock” and “Preferred Stock”. The total number of shares which the corporation is authorized to issue is Twenty-Six Million (26,000,000) shares. Twenty-Five Million (25,000,000) shares shall be Common Stock, par value $.01 per share, and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share.

(B)            Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in series. Subject to the protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation’s Certificate of

Incorporation, (“Protective Provisions”), the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series..

(C)         Common Stock,

1.            Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.              Liquidation Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed to the holders of the Common Stock.

3.              Redemption. The Common Stock is not redeemable.

4.               Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the corporation; provided, however, any Bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of directors shall require a resolution adopted by the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of capital stock entitled to vote generally in an election of directors. In addition, Article II, the provisions set forth in Sections 6 through 12; Article III, sections l and 3 and Article VIII of the Bylaws may not be repealed, altered, amended or rescinded unless such repeal or amendment is approved by the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding stock of the corporation entitled to vote thereon or two-thirds of the “Continuing Directors.”  “Continuing Directors” shall include (i) those Directors who were members of the Board of Directors on the date of the merger of the corporation’s California predecessor with and into the corporation; and (ii) those Directors who were nominated or appointed by a Board of Directors of which a majority of the members were Continuing Directors.

ARTICLE VI

The number of directors of the corporation shall be fixed from time to time by a Bylaw or amendment thereof duly adopted by the Board of Directors. Except as provided by applicable law and the Protective Provisions, the Board of Directors shall have the exclusive power and authority to fill any vacancies or any newly created directorships on the Board of Directors and the stockholders shall have no right to fill such vacancies,  A director appointed by the Board of Directors to fill a vacancy shall serve for the remainder of the term of the vacated directorship he is filling.

The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the end of fiscal year 1992, the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the end of fiscal year 1992, and the directors first elected to class III shall serve for a term ending on the third annual meeting next following the end of fiscal year 1992. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation,

Any director may be removed, with cause, by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares then entitled to vote for that director by applicable law and the Protective Provisions.

ARTICLE VII

Any director may be removed, with or without cause, by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares then entitled to vote for that director by applicable law and the Protective Provisions.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE IX

Stockholders of the corporation shall take action by meetings held pursuant to this Restated Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting. Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from tine to time by the Board of Directors or in the Bylaws of the corporation,

ARTICLE X

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the state of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of this corporation’s directors for breach of fiduciary duty, then a director of this corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article X by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification,.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any repeal or modification of any of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE XII

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles V, VI, IX and this Article XII may not be amended, altered, changed or repealed in any respect unless such repeal or amendment is approved by the affirmative vote of not less than two-thirds percent (66-2/3%) of the total voting power of all outstanding shares of stock in the corporation entitled to vote thereon or two-thirds (2/3) of the “Continuing Directors.”  “Continuing Directors” shall include (i) those Directors who were members of the Board of Directors on the date of the merger of the corporation’s California predecessor with and into the corporation; and (ii) those Directors who were nominated or appointed by a Board of Directors of which a majority of the members were Continuing Directors.

*   *   *

THREE:   Under the Amended and Restated Certificate of Incorporation in effect prior to the adoption of this Restated Certificate of Incorporation, the total number of authorized shares of the corporation was 30,532,689 shares and the number of authorized shares of Preferred stock of the corporation was 5,532,689, of which 151,515 was designated Series A Preferred Stock, 346,400 was designated Series B Preferred Stock, 1,372,723 was designated Series C Preferred stock and 2,662,051 was designated Series D Preferred Stock. All of the shares of Series A, Series B, Series C and Series D Preferred Stock have been converted into Common Stock of the corporation pursuant to Article IV(B), Section 4(a)(iii) of the former Amended and Restated Certificate of Incorporation.

FOUR:    The foregoing Restatement only restates and integrates and does not further amend the provisions of the corporation’s Amended and Restated Certificate of Incorporation in effect prior to the adoption of this Restated Certificate of

Incorporation, as corrected, and there is no discrepancy between these provisions and the provisions of that Amended and Restated Certificate of Incorporation, as corrected. The foregoing Restatement has been duly adopted by the corporation’s Board of Directors in accordance with the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this certificate on  April 14, 1993.

/s/ H. Tom Buelter
H. Tom Buelter, President
:

ATTEST:	/s/ Joshua L. Green
Joshua L. Green, Secretary